Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)         Registration Statement (Form S-3 No. 333-75455) and in the related Prospectus of The Clorox Company, and

(2)         Registration Statements (Form S-8 No. 33-41131, including post effective amendments No. 1 and No. 2, and Nos. 33-23582, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675 and 333-90386) of The Clorox Company;

of our reports dated August 26, 2005, with respect to the consolidated financial statements and schedule of The Clorox Company, The Clorox Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Clorox Company, included in its Annual Report on Form 10-K for the fiscal year ended June 30, 2005.

/s/ ERNST & YOUNG LLP
San Francisco, California
August 26, 2005